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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



June 15, 2001


EOG Resources, Inc.
333 Clay Street, Suite 4200
Houston, Texas 77002


Gentlemen:

         We have acted as counsel for EOG Resources, Inc., a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933 of an aggregate of 1,500,000 shares of the Registrant's common stock, par value $.01 per share (the "Shares"), as well as an indeterminate amount of interests (the "Plan Interests") in the Registrant's Savings Plan (the "Savings Plan") which are to be offered upon the terms and subject to the conditions set forth in the Savings Plan. The Shares may consist of (i) the Registrant's authorized but unissued shares of common stock (the "Original Issuance Shares"), (ii) previously issued shares of the Registrant's common stock reacquired and held by the Registrant or (iii) shares of the Registrant's common stock purchased on the open market.

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, the Savings Plan, the records of relevant corporate proceedings with respect to the issuance of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares and the Plan Interests.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.




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June 1, 2001
Page 2

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         (1) Upon the issuance and sale of the Original Issuance Shares pursuant to the provisions of the Savings Plan, such Original Issuance Shares will be duly authorized and validly issued, fully paid and nonassessable; and

         (2) The Plan Interests, when issued according to the terms of the Savings Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Item
5. Interests of Named Experts and Counsel" in the Registration Statement.


                                       Very truly yours,



                                       Fulbright & Jaworski L.L.P.